GulfMark Offshore Announces Addition
of Investor Relations and Treasury Officer

April 24, 2007 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced that Russell K. Bay, CPA has joined GulfMark Offshore, Inc. as its Vice President - Investor Relations & Treasurer. Mr. Bay is a 1989 graduate of Texas A&M University with a B.B.A. in Accounting and most recently served as the Chief Financial Officer of Atlas Comfort Systems USA, a subsidiary of Comfort Systems USA, for the past five years. His eighteen years of experience began as an auditor with KPMG and included serving as Senior Financial Analyst for Allwaste, Inc. and Vice President - Investor Relations & Planning for Encompass, Inc.

Mr. Bay will lead the investor relations effort at GulfMark to enhance relationships with current and prospective investors and analysts. He also assumes the role of Treasurer and will be responsible for world-wide cash management and coordination of foreign currency management.

Mr. Edward Guthrie, Executive Vice President, said “We are pleased to have Russell aboard to spearhead our investor relations and treasury efforts. He brings a well-rounded finance career with experience at both the corporate and operational levels. We believe his expertise will expand both our investor relations and treasury functions which will benefit GulfMark as we continue to grow the Company.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty one (61) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:    Edward A. Guthrie, Executive Vice President & CFO
E-mail: Ed.Guthrie@GulfMark.com
(713) 963-9522
Russell K. Bay, Vice President - Investor Relations & Treasurer
E-mail: Rusty.Bay@Gulfmark.com
(713) 963-9522